Exhibit 99.1

Cordovano and Honeck LLP
201 Steele Street, Suite 300
Denver, Colorado 80206-5221
(303) 329-0220 Phone
(303) 316-7493 Fax

August 29, 2005

Rub A Dub Soap, Inc.
13279 West Ohio Avenue
Lakewood, Colorado 80228

Ladies and Gentlemen;

Because of certain adjustments which must be made to the financial statements for the fiscal year ended May 31, 2005, we will not be able to finalize the year-end audit for Rub A Dub Soap, Inc. by the due date.  We ask you to request a fifteen-day extension for the Form 10-KSB filing.

Sincerely,

/s/   Cordovano and Honeck LLP
Cordovano and Honeck LLP